EXHIBIT 99.1

Interlink Electronics Files Stock Shelf Registration Statement

Camarillo, California, January 21, 2004—Interlink Electronics, Inc. (Nasdaq:LINK), a world leader in the development of intuitive interface technologies and solutions for business and home applications, today announced that it has filed a shelf registration statement with the Securities and Exchange Commission relating to 3,000,000 shares of its common stock. All of the registered shares are for offer by the Company. After the registration statement has been declared effective by the SEC, any or all of the registered shares may be sold from time to time, directly by Interlink or through one or more underwriters or agents, in public or privately negotiated transactions.

The net proceeds from any offering of Interlink’s common stock under the shelf registration statement are expected to be used to support Interlink’s anticipated growth in its e-transactions and other markets and otherwise for working capital, to repay long term debt and for general corporate purposes. A portion of the net proceeds may be used to acquire complementary products, technologies or businesses.

Copies of the preliminary prospectus included in the registration statement, and any prospectus supplement that may be filed (after it is filed) may be obtained from Interlink Investor Relations. The preliminary prospectus does not describe any particular offering and may not be used to offer common stock unless accompanied by a prospectus supplement describing the particular offering.

The registration statement has been filed with the SEC but has not yet become effective. The common stock may not be sold, nor may offers to buy the common stock be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

The information in this announcement is forward-looking and is subject to the risk that some or all of the proposed offering will not occur.

About Interlink Electronics, Inc.

Interlink Electronics, Inc. (Nasdaq: LINK) is a world leader in the design and manufacture of intuitive interface technologies and products. Creating today’s interface standards, the Company’s business communications, e-transactions, home entertainment and specialty components businesses have established Interlink as the industry’s comprehensive source for branded and OEM solutions.

Recognized worldwide for innovative technologies and solutions, Interlink Electronics, Inc. serves a global customer-base from its corporate headquarters in Camarillo, California and offices in Tokyo and Hong Kong. The Company currently holds more than 70 patents protecting its sensor technologies, wireless communications protocol and product design properties.

Contacts:

Investor Relations Contact: Michelle Lockard mlockard@interlinkelectronics.com (805) 484-8855, ext. 114

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